EXHIBIT 99.2

F&H Acquisition Corp. Revises Offer Price to $14.50 Per Share for Fox & Hound Restaurant Group

DALLAS, Dec. 19 /PRNewswire/ -- F&H Acquisition Corp., today announced that as a result of its due diligence review of information provided to it by Fox & Hound Restaurant Group (Nasdaq: FOXX - News) it has revised the purchase price per share of the cash tender offer it has previously announced that it intends to commence to purchase all of the outstanding shares of common stock of Fox & Hound Restaurant Group not owned by it for $14.75 per share to $14.50 per share. In addition, F&H Acquisition Corp. announced today that it has entered into discussions with Fox & Hound on the terms of a tender offer/merger agreement. There can be no assurance that these negotiations will lead to the execution of a definitive merger agreement with Fox & Hound.

The tender offer will still be subject to customary conditions, including (i) a majority of Fox & Hound's shares on a fully diluted basis being tendered and not withdrawn, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the obtaining of all consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities and (iv) F&H Acquisition Corp. being satisfied that Section 203 of the Delaware General Corporation Law is inapplicable to the Offer to Purchase and the potential merger thereafter. The offer will not be subject to or conditioned upon any financing arrangements. F&H Acquisition Corp. expects to commence the tender offer on or before December 23, 2005.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY FOX & HOUND'S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT F&H ACQUISITION CORP. INTENDS TO FILE ON OR BEFORE DECEMBER 23, 2005. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM F&H ACQUISITION CORP.

Source: F&H Acquisition Corp.